Exhibit 99.1

VASCO Names Scott Clements Chief Executive Officer

Chairman and CEO, T. Kendall Hunt, to Remain Chairman of the Board

OAKBROOK TERRACE, IL, and ZURICH, July 27, 2017 – VASCO Data Security International, Inc. (NASDAQ: VDSI), a global leader in digital solutions including identity, security and business productivity, today announced an important milestone in its management succession plan. As part of that plan, President and Chief Operating Officer Scott Clements has been appointed President and Chief Executive Officer, effective July 28, 2017. He has also been elected to the board of directors. Mr. Clements succeeds Founder, Chairman and Chief Executive Officer T. Kendall Hunt. Mr. Hunt will continue to serve as Chairman of the Board.

Mr. Clements was appointed VASCO Chief Strategy Officer in 2015. He was promoted to VASCO President and COO in November 2016. Clements joined the Company in 2015 from Tyco, where he was previously the President of the billion-dollar Retail Solutions business and the company’s Chief Technology Officer.

“The Board and I have been preparing to make this transition for some time and now is the right point to take this action,” stated Mr. Hunt. “Scott is an outstanding leader who has demonstrated a keen understanding of our business and a strong vision for VASCO’s future growth. The Board and I have great confidence in his ability to manage a seamless transition and lead the Company going forward. Over the past two years, Scott has been instrumental in shaping and executing VASCO’s strategy as we transition to a more software and services-focused business. Under Scott’s leadership, VASCO is well positioned to capitalize on new opportunities, continue bringing innovative solutions to market and deliver value to our shareholders.”

Mr. Hunt continued, “I am incredibly proud of all that we have achieved at VASCO over the past 20 years. I look forward to continuing in my role as Chairman and supporting the Company for years to come. I would like to express my gratitude to all of VASCO’s customers for their support and trust over the years, and to our talented employees for their commitment to delivering market-leading solutions.”

Mr. Clements added, “I am honored to succeed Ken as CEO and lead VASCO in continuing to deliver innovative solutions to our customers. I want to offer my sincere thanks to Ken for all he has done for the Company over the last 20 years and for working closely with me over the past two years to deepen my understanding of VASCO’s customers, markets, and opportunities for growth. Ken’s extraordinary talent and vision helped establish VASCO as an industry leader. I look forward to working with our strong management team and dedicated employees around the world as we leverage our many strengths to grow our business and drive increased value for our customers, shareholders and employees.”

About Scott Clements

Scott Clements has extensive experience in leadership roles in the technology industry with a strong focus on developing and deploying successful business strategies that integrate customer needs and technology innovation. Before joining VASCO, Mr. Clements spent eleven years at Tyco International where he most recently served as Corporate Senior Vice President, Business Development focused on technology acquisitions. Prior to that, Clements served as President of Tyco Retail Solutions and also as

Tyco’s Chief Technology Officer. Before joining Tyco, Clements spent a decade at Honeywell International in domestic and international financial and operational leadership roles. Clements received his bachelor’s degree in chemical engineering and advanced process control from The Ohio State University, and an MBA in finance and corporate strategy from the University of Michigan in Ann Arbor.

About VASCO

VASCO is a global leader in delivering trust and business productivity solutions to the digital market. VASCO develops next generation technologies that enable more than 10,000 customers in 100 countries in financial, enterprise, government, healthcare and other segments to achieve their digital agenda, deliver an enhanced customer experience and meet regulatory requirements. More than half of the top 100 global banks rely on VASCO solutions to protect their online, mobile, and ATM channels. VASCO’s solutions combine to form a powerful trust platform that empowers businesses by incorporating identity, fraud prevention, electronic and transaction signing, mobile application protection and risk analysis. Learn more about VASCO at VASCO.com and on Twitter, LinkedIn and Facebook.

Forward Looking Statements:

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, including, without limitation the guidance for full year 2017. These forward-looking statements (1) are identified by use of terms and phrases such as “expect”, “believe”, “will”, “anticipate”, “emerging”, “intend”, “plan”, “could”, “may”, “estimate”, “should”, “objective”, “goal”, “possible”, “potential”, “project” and similar words and expressions, but such words and phrases are not the exclusive means of identifying them, and (2) are subject to risks and uncertainties and represent our present expectations or beliefs concerning future events. VASCO cautions that the forward-looking statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These risks, uncertainties and other factors have been described in our Annual Report on Form 10-K for the year ended December 31, 2016 and include, but are not limited to, (a) risks of general market conditions, including currency fluctuations and the uncertainties resulting from turmoil in world economic and financial markets, (b) risks inherent to the computer and network security industry, including rapidly changing technology, evolving industry standards, increasingly sophisticated hacking attempts, increasing numbers of patent infringement claims, changes in customer requirements, price competitive bidding, and changing government regulations, and (c) risks specific to VASCO, including demand for our products and services, competition from more established firms and others, pressures on price levels and our historical dependence on relatively few products, certain suppliers and certain key customers. These risks, uncertainties and other factors include VASCO’s ability to integrate eSignLive into the global business of VASCO successfully and the amount of time and expense spent and incurred in connection with the integration; the risk that the revenue synergies, cost savings and other economic benefits that VASCO anticipates as a result of this acquisition are not fully realized or take longer to realize than expected. Thus, the results that we actually achieve may differ materially from any anticipated results included in, or implied by these statements. Except for our ongoing obligations to disclose material information as required by the U.S. federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

Copyright © 2017 VASCO Data Security, Inc., VASCO Data Security International GmbH. All rights reserved. VASCO® is a registered trademark of VASCO Data Security, Inc. and/or VASCO Data Security International GmbH in the U.S. and other countries.

For more information contact:

John Gunn

+1-847-370-1486

john.gunn@vasco.com